Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER 2011 EARNINGS

Robbinsville, New Jersey, May 6, 2011 – Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank and RomAsia Bank, announced today its results of operations for the three months ended March 31, 2011.

Net income attributable to Roma Financial Corporation for the three months ended March 31, 2011 was $1.9 million, or $.06 per basic and diluted share, compared to $1.6 million, or $.05 per basic and diluted share, for the same period of the prior year, and $1.2 million, or $.04 per diluted share for the immediate previous quarter.

At March 31, 2011, the Company’s consolidated assets increased 1.9% to $1.85 billion compared to $1.82 billion at December 31, 2010, and $1.37 billion at March 31, 2010.  Deposits increased 2.8% to $1.5 billion from December 31, 2010, and $494.2 million over those at March 31, 2010.  In addition to generic growth, the acquisition of the former Sterling Bank accounted for the substantial change in year over year total asset and deposit comparisons.  Stockholders’ equity ended the quarter at $214.2 million, compared to  $212.5 million at December 31, 2010.

Peter A. Inverso, President and CEO stated, “We are quite pleased with our operating results for the first quarter. Compared to the prior year quarter, net income improved by 16.6% on substantial growth in our earning assets and deposits at the end of the quarter continued the succession of new record levels.  Net interest income improved significantly to $13.3 million, up 32.3%; benefitting from an improved net interest margin. The increase in net interest income fully absorbed increases in non-interest expense, principally associated with Roma Bank’s expanded retail footprint resulting from the acquisition.

“This quarter’s net income was up sharply compared to the last  quarter of 2010, a quarter which was heavily influenced by the recovery of nearly all of an impairment charge on an equity security and higher provisions for loan losses”, he said.

He added, “Loans, net of allowance for loan losses and other deferrals,  nudged up this quarter and represented approximately 49% of total assets, virtually unchanged from year end, but up from approximately 43% at the end of the prior year quarter. The growth in the loan portfolio in the current quarter was sluggish, however, we have seen improved loan application demand during the quarter and we are cautiously optimistic this might signal the beginning of a positive trend over the course of the year”.

 “Management and our Board are intently focused on improving asset quality, and on managing and mitigating overall organizational risk.” concluded Inverso.

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Select Market under the symbol “ROMA.”

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey, and RomAsia Bank headquartered in South Brunswick, New Jersey.  Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 91 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington, Camden and Ocean counties in New Jersey.  Visit Roma online at www.romabank.com, or RomAsia Bank at www.romasiabank.com.  RomAsia Bank has two branch locations in Middlesex County, New Jersey.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.